Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2010 Results

65% Year-over-year Increase in Third Quarter Revenues

49% Year-to-date Increase in Backlog

Earnings per Share of $0.06 in the Quarter

Bridgeview, IL, November 10, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles and specialized engineered trailers, today announced third quarter 2010 revenues of $24.9 million, a 65% year-over-year increase, and net income for the third quarter of 2010 of $0.7 million or $0.06 per share, compared to a net loss of ($0.1 million) or ($0.01) per share for the third quarter of 2009.

Third Quarter 2010 Financial Highlights:

•

Net revenues for the quarter ended September 30, 2010 were $24.9 million, representing a 65% increase from $15.1 million in the third quarter of 2009 and a sequential increase of $5.4 million or 27% from the second quarter of 2010. Excluding the impact of acquisitions and the CVS Ferrari business, net revenues increased 39% from the prior year’s comparable period.

•	EBITDA(1) for the third quarter of 2010 was $2.3 million, or 9.1% of sales, compared to ($0.1) million for the third quarter of 2009.

•	Gross profit of $5.9 million, or 23.6% of sales was an improvement of $3.6 million and 890 basis points compared to $2.2 million, or 14.7% in the third quarter of 2009

•	Net income for the third quarter of 2010 was $0.7 million or $0.06 per share (2), compared to a net loss of ($0.1) million or ($0.01) per share for the third quarter of 2009.

•	Working capital at September 30, 2010 was $29.6 million, compared to $25.6 million at December 31, 2009 and $29.3 million at June 30, 2010.

•	Backlog at September 30, 2010 was $32.8 million, representing an increase of 49% and 32% from December 31, 2009 and June 30, 2010 respectively.

Chairman and Chief Executive Officer David Langevin commented, “We continue to show improved results in each of our key operating and financial metrics and we’re especially pleased to be reporting our third consecutive quarterly profit in the third quarter. The increase in our profitability for the current quarter is the result of a number of positive factors including continued growth in non-domestic sales, favorable product mix, and continued cost diligence in various areas across the enterprise.”

“Our goals and strategic direction going forward emphasize the development of specialized niche products in markets in which we see potential for growth. Despite a still-challenged U.S. economy, we remain optimistic about the longer-term possibilities of economic expansion here in the U.S. markets, and we are well-positioned to take advantage of numerous growth opportunities in our targeted markets, both in the US and internationally heading into 2011. Of particular note is the

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excellent progress of our strategy to pursue diversification into international markets. Third quarter sales to non-US customers accounted for approximately 35% of total revenues compared to virtually none just two years ago. Even under difficult economic conditions, we have thus been able to successfully identify and enter new markets to increase our sales and profits.”

Mr. Langevin continued, “Our expectation for the fourth quarter is for similar sales and profits as we had in the third, which would represent a particularly strong finish to a healthy full year of growth for us. We further anticipate that our recent new venture, the CVS Ferrari business, which we have been operating for three months and which has thus far generated the profits and revenues we expected, will become a more material contributor to our results in the coming periods.”

Net revenues of $24.9 million in the third quarter of 2010 increased $9.8 million or 65% over the third quarter of 2009. Excluding acquisitions and the CVS Ferrari business, this increase was $5.9 million, representing organic growth of 39%. Compared to the third quarter of 2009, revenue increases were seen in all major product categories, with cranes up 15%, material handling up 230% and equipment distribution up 146%. Crane sales continue to reflect strong demand from new product introductions for niche markets while material handling products continued to experience strong governmental and military demand for specialized equipment. Contributions from acquisitions, CVS Ferrari, and the North American Equipment Exchange (NAEE) division also contributed to the increases.

Gross profit of $5.9 million and gross margin percent of 23.6% were $3.6 million and 890 basis points respectively above the third quarter of 2009. The improvement in gross margin percentage resulted from higher margin product mix in sales, particularly in the military material handling and higher capacity and specialized crane products, and from the restructuring and cost control actions taken during 2009 leading to improved absorption. The company’s currency hedging program also was successful in managing the volatile currency exchange rates.

Operating expenses for the third quarter 2010 were $3.8 million excluding expenses of $0.6 million relating to acquisitions and CVS Ferrari, compared to the third quarter 2009 of $2.9 million, excluding the accounting treatment for the gain of $0.9 million on bargain purchase for the Badger acquisition. R&D expense increased $0.1 million from continued investment in new product in the crane portfolio. SG&A expense accounted for the balance of the increase, with sales related costs in particular increasing $0.4 million. SG&A costs for the third quarter of 2010 were equivalent to 16.2% of sales.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “Third quarter results were strong on all fronts. Our consistent and successful pursuit of opportunities to add strong niche brands to our product portfolio, maintain our commitment to product innovation and development and expand our international presence have been key to our strong operational performance, highlighted by our gross margin of 23.6%, a 9.1% EBITDA margin, and acceleration in our earnings per share in the quarter.”

Mr. Rooke continued, “In addition to driving financial results, we continue to focus on maintaining a healthy balance sheet. In the third quarter our operating working capital as a percentage of annualized last quarters sales, improved to 35%, from 49% at December 31, 2009. Consistent with our objective of reducing our overall indebtedness, we repaid approximately $1.2 million of debt in the quarter from our cash resources”

(1) EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2) Weighted average diluted shares outstanding for the third quarter of 2010 were 11,396,770 and for the third quarter of 2009 were 11,106,784.

Conference Call:

Today, Wednesday November 10, 2010, management will host a conference call at 4:30 p.m. Eastern Time to discuss the results for the third quarter 2010 with the investment community.

Anyone interested in participating should call 1-877-941-8601 if calling within the United States or 1-480-629-9810 if calling internationally. A re-play will be available until November 17, 2010, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pass code 4379619 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, accessible at the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	September 30, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets
Cash	$217	$287
Trade receivables (net of allowances of $132 and $76 at September 30, 2010 and December 31, 2009)	16,986	10,969
Other receivables	385	49
Inventory (net of allowances of $212 at September 30, 2010 and $195 December 31, 2009)	28,427	27,277
Deferred tax asset	680	673
Prepaid expense and other	801	892

Total current assets	47,496	40,147
Total fixed assets (net)	10,955	11,804

Intangible assets (net)	20,890	22,401
Deferred tax asset	5,796	5,796
Goodwill	14,452	14,452
Other long-term assets	60	85

Total assets	$99,649	$94,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,472	$2,624
Current portion of capital lease obligations	560	520
Accounts payable	10,779	8,565
Accounts payable related parties	186	618
Accrued expenses	3,425	2,145
Other current liabilities	453	97

Total current liabilities	17,875	14,569
Long-term liabilities
Revolving term credit facilities	19,083	16,788
Deferred tax liability	5,952	5,952
Notes payable	6,806	8,323
Capital lease obligations	4,824	5,256
Deferred gain on sale of building	2,884	3,169
Other long-term liabilities	200	200

Total long-term liabilities	39,749	39,688

Total liabilities	57,624	54,257

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding September 30, 2010 and December 31, 2009	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,372,467 and 11,160,455 at September 30, 2010 and December 31, 2009, respectively	46,814	46,375
Warrants	1,788	1,788
Paid in capital	114	93
Accumulated deficit	(7,080)	(8,257)
Accumulated other comprehensive income	389	429

Total shareholders’ equity	42,025	40,428

Total liabilities and shareholders’ equity	$99,649	$94,685

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MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$24,859	$15,063	$66,331	$40,953
Cost of Sales	19,004	12,855	50,657	33,240

Gross profit	5,855	2,208	15,674	7,713
Operating expenses
Research and development costs	320	256	879	495
Selling, general and administrative expenses,	4,022	2,663	11,155	7,262
Restructuring expenses	23	27	158	180
Gain on bargain purchase	—	(900)	—	(900)

Total operating expenses	4,365	2,046	12,192	7,037

Operating income	1,490	162	3,482	676
Other income (expense)
Interest expense	(601)	(539)	(1,830)	(1,308)
Foreign currency transaction gains (losses)	68	16	(71)	72
Other income	23	2	177	4

Total other expense	(510)	(521)	(1,724)	(1,232)

Income (loss) before income taxes	980	(359)	1,758	(556)
Income tax (benefit)	323	(212)	581	(353)

Net income (loss)	$657	$(147)	$1,177	$(203)

Earnings (loss) Per Share
Basic	$0.06	$(0.01)	$0.10	$(0.02)
Diluted	$0.06	$(0.01)	$0.10	$(0.02)
Weighted average common share outstanding
Basic	11,372,467	11,106,784	11,353,849	10,893,396
Diluted	11,396,770	11,106,784	11,376,017	10,893,396

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities:
Net income (loss)	$1,177	$(203)
Adjustments to reconcile net income (loss) to cash provided by (used) for operating activities:
Depreciation and amortization	2,344	1,780
Gain on bargain purchase	—	(900)
Increase (decrease) in allowances for doubtful accounts	56	(33)
Gain on disposal of fixed assets	(39)	—
Deferred income taxes	(7)	(338)
Inventory reserves	17	54
Stock based deferred compensation	78	75
Reserve for uncertain tax positions	—	(27)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,209)	9,051
(Increase) decrease in inventory	(942)	(903)
(Increase) decrease in prepaid expenses	106	(230)
(Increase) decrease in other assets	25	(94)
Increase (decrease) in accounts payable	1,578	(4,615)
Increase (decrease) in accrued expense	1,262	(1,109)
Increase (decrease) in other current liabilities	354	(105)

Net cash (used) for provided by operating activities	(200)	2,403

Cash flows from investing activities:
Purchase of equipment	(428)	(123)
Acquisition of business, net of cash	—	(39)
Proceeds from sale of equipment	216	10

Net cash provided by (used) for investing activities	(212)	(152)

Cash flows from financing activities:
Borrowing on revolving credit facility	3,217	989
Payment on revolving credit facility	(1,023)	(2,440)
Shares repurchased for income tax withholdings on share-based compensation	(18)	—
Note payments	(2,468)	(1,493)
New borrowing	1,175	915
New capital leases	—	51
Payment on capital lease obligations	(392)	(251)

Net cash provided by (used) for financing activities	491	(2,229)

Effect of exchange rate change on cash	(149)	(357)
Net increase (decrease) in cash and cash equivalents	79	22
Cash and cash equivalents at the beginning of the year	287	425

Cash and cash equivalents at end of period	$217	$90

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine month periods ended September 30th, 2010 and September 30th 2009 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income from continuing operations	657	(147)	1,177	(203)
Income tax (benefit)	323	(212)	581	(353)
Interest expense	601	539	1,830	1,308
Foreign currency transaction losses (gain)	(68)	(16)	71	(72)
Other (income) expense	(23)	(2)	(177)	(4)
Gain on Bargain Purchase	—	(900)	—	(900)
Depreciation & Amortization	781	658	2,344	1,780
Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,271	(80)	5,826	1,556
EBITDA % to sales	9.1%	(0.5)%	8.8%	3.8%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2010, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Backlog	$32,847	$24,926	$22,122	$22,872

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2010	December 31, 2009	September 30, 2009
Current Assets	$47,496	$40,147	$36,992
Current Liabilities	$17,875	$14,569	$13,338
Current Ratio	2.7	2.8	2.8

Days Sales Outstanding (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2010	December 31, 2009
Current portion of long term debt	$2,472	$2,624
Current portion of capital lease obligations	560	520
Lines of credit	19,083	16,788
Notes payable—long term	6,806	8,323
Capital lease obligations	4,824	5,256
Debt	$33,745	$33,511

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2010	June 30, 2010	December 31, 2009
Trade receivables (net)	16,986	$14,792	$10,969
Other receivables	385	256	49
Inventory (net)	28,427	26,610	27,277
Less: Accounts payable	10,965	9,345	9,183
Total Operating Working Capital	$34,833	$32,313	$29,112
% of Trailing Three Month Annualized Net Sales	35.0%	41.4%	48.7%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2010	December 31, 2009	September 30, 2009
Net sales	$24,859	$14,934	$15,063
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$99,436	$59,736	$60,252

Working capital is calculated as total current assets less total current liabilities

	September 30, 2010	December 31, 2009
Total Current Assets	$47,496	$40,147
Less: Total Current Liabilities	17,875	14,569
Working Capital	$29,621	$25,578